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                   Managed Account Series (the "Registrant")
                BlackRock GA Disciplined Volatility Equity Fund
                       BlackRock GA Enhanced Equity Fund

                                 (the "Funds")

77Q1(e):

Copies of any new or amended Registrant investment advisory contracts

Attached please find as an exhibit to sub-item 77Q1(e) of Form N-SAR, a copy of Amendment No. 3 to the Investment Management Agreement between BlackRock Advisors, LLC and the Registrant, on behalf of the Funds.

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                                                                EXHIBIT 77Q1(E)

            Amendment No. 3 to the Investment Management Agreement

          This Amendment No. 3 dated as of June 1, 2017 to the Investment Management Agreement (the "Amendment") is entered into by and between Managed Account Series, a Delaware statutory trust (the "Trust"), and BlackRock Advisors, LLC, a Delaware limited liability company (the "Advisor"). Capitalized terms used herein and not otherwise defined shall have the meaning as set forth in the Management Agreement (as defined below).

          WHEREAS, the Trust and the Advisor have entered into an Investment Management Agreement dated September 29, 2006 (the "Management Agreement") pursuant to which the Trust appointed the Advisor to act as investment advisor to certain investment portfolios of the Trust; and

          WHEREAS, the Management Agreement provides that the Management Agreement may be amended by the parties to the Management Agreement only if the amendment is specifically approved by a vote of the Board of Trustees of the Trust, including a majority of those Trustees who are not parties to the Management Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval, and, where required by the Investment Company Act of 1940, by a vote of the majority of the outstanding voting securities of each Fund (as defined in the Management Agreement); and

          WHEREAS, the Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust, specifically approved the establishment of BlackRock GA Disciplined Volatility Equity Fund and BlackRock GA Enhanced Equity Fund (each, a "New Fund" and together, the "New Funds") and the appointment of the Advisor to act as investment advisor therefor at in-person meetings held on February 15, 2017 and May 9, 2017, respectively;

          NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

    1. Appointment. The Trust hereby appoints the Advisor to act as investment advisor to each New Fund for the period and on the terms set forth in the Management Agreement. The Advisor hereby accepts such appointment and agrees to render the services set forth in the Management Agreement with respect to each New Fund for the compensation herein provided.

    2. Compensation. The Advisor shall receive any compensation from the New Funds at the annual rates set forth on Schedule A for the services provided and the expenses assumed pursuant to the Management Agreement.

    3. Capitalized Terms. From and after the date hereof, the term "Fund" as used in the Management Agreement shall be deemed to include BlackRock GA Disciplined Volatility Equity Fund and BlackRock GA Enhanced Equity Fund.

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    4. Miscellaneous. Except to the extent supplemented hereby, the Management
       Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby. Without limiting the generality of the foregoing, it is understood that the Advisor may employ one or more sub-advisers for each New Fund pursuant to Section 6 of the Management Agreement.

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   IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to the Investment Management Agreement to be executed by their officers designated below as of the day and year first above written.

                              MANAGED ACCOUNT SERIES
                              on behalf of
                              BlackRock GA Disciplined Volatility Equity Fund BlackRock GA Enhanced Equity Fund

                              By:  /s/ John M. Perlowski
                                   --------------------------------------------
                                   Name: John M. Perlowski
                                   Title: President and Chief Executive Officer

                              BLACKROCK ADVISORS, LLC

                              By:  /s/ Neal J. Andrews
                                   --------------------------------------------
                                   Name: Neal J. Andrews
                                   Title: Managing Director

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                                  SCHEDULE A

                            INVESTMENT ADVISORY FEE

BlackRock GA Disciplined Volatility Equity Fund

0.40% of the average daily Net Assets of the Fund not exceeding $1 billion; 0.38% of the average daily Net Assets of the Fund exceeding $1 billion but not exceeding $3 billion; 0.36% of the average daily Net Assets of the Fund exceeding $3 billion but not exceeding $5 billion; 0.35% of the average daily Net Assets of the Fund exceeding $5 billion but not exceeding $10 billion; and 0.34% of the average daily Net Assets of the Fund exceeding $10 billion.

BlackRock GA Enhanced Equity Fund

0.40% of the average daily Net Assets of the Fund not exceeding $1 billion; 0.38% of the average daily Net Assets of the Fund exceeding $1 billion but not exceeding $3 billion; 0.36% of the average daily Net Assets of the Fund exceeding $3 billion but not exceeding $5 billion; 0.35% of the average daily Net Assets of the Fund exceeding $5 billion but not exceeding $10 billion; and 0.34% of the average daily Net Assets of the Fund exceeding $10 billion.

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